Exhibit 99.1

Boeing Directors Art Collins and Susan Schwab to Retire from Board

–Boeing announces new committee chairs

CHICAGO, Feb. 17, 2021 — The Boeing Company (NYSE: BA) board of directors today announced that directors Arthur D. Collins Jr. and Susan C. Schwab will retire from the board when their terms expire and will not stand for reelection at the company’s Annual Meeting of Shareholders. The board also named chairs to its six board committees, to take effect following the yearly voting for the election of directors at Boeing’s annual shareholder meeting, which is scheduled to occur on April 20.

“We are grateful for Art and Susan’s distinguished service on our board,” said Boeing Chairman Larry Kellner. “Boeing has benefited enormously from their committed and dedicated service.”

Collins joined the board in 2007 and most recently chaired the Compensation Committee and served as a member of the Governance, Organization and Nominating Committee. Schwab joined the board in 2010 and most recently served as a member of the Compensation Committee, and the Governance, Organization and Nominating Committee.

“It has been a privilege to serve alongside Art and Susan,” said Boeing President and CEO David Calhoun. “They made meaningful and lasting contributions to our company, and to the aerospace industry, which is foundational to the global economy.”

”In line with our thorough succession planning process, the board will continue to take steps to identify a pipeline of diverse candidates with appropriate expertise who bring qualified perspectives,” Kellner added.

In addition, the following directors were named committee chairs, effective upon their reelection to the board at the company’s Annual Meeting of Shareholders:

•Admiral Edmund Giambastiani Jr. will continue to chair the Aerospace Safety Committee
•Akhil Johri was named chair of the Audit Committee
•Lynn Good was named chair of the Compensation Committee
•Robert Bradway was named chair of the Finance Committee
•Ronald Williams was named chair of the Governance, Organization and Nominating Committee
•Adm. John Richardson will continue to chair the Special Programs Committee.

This Press Release Does Not Constitute a Solicitation of Proxies
This press release is not a solicitation of proxies from holders of common stock of The Boeing Company (the “Company”). The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2021 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2021 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law. We urge shareholders to read the proxy statement and any other relevant documents to be filed with the SEC when available, as such documents will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or at http://www.boeing.com.

Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services. As a top U.S. exporter, the company supports commercial and government customers in more than 150 countries. Building on a legacy of aerospace leadership, Boeing continues to lead in technology and innovation, deliver for its customers and invest in its people and future growth.

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